SANCTUARY WOODS MULTIMEDIA CORPORATION

   EXHIBIT 11 - COMPUTATION OF NET LOSS PER COMMON SHARE

                                             March 31,         March 31,
                                               1996              1995
PRIMARY NET LOSS PER SHARE
NET LOSS                                    $ (4,514,171)  $ (2,896,992)
                                            =============  =============
PRIMARY SHARES OUTSTANDING:
  Common shares                               22,158,085     19,739,957
  Performance shares held in escrow           (4,000,000)    (4,000,000)
                                            -------------  -------------
Total                                         18,158,085     15,739,957
                                            =============  =============

PRIMARY NET LOSS PER SHARE                        $(0.25)         $(.18)
                                                 ========        =======

FULLY DILUTED NET LOSS PER SHARE (1)

NET LOSS                                     $(4,500,507)    (2,896,992)
                                             ============  =============
FULLY DILUTED SHARES OUTSTANDING:
  Common shares                               22,158,085     19,739,957
  Common stock equivalents (including stock
    options, warrants, and convertible debt)   3,097,934        519,688
                                             -----------   ------------
Total                                         25,256,019     20,259,645
                                             ===========   ============

FULLY DILUTED NET LOSS PER SHARE                  $(0.18)        $(0.14)
                                                 ========       ========

<F1>
Fully Diluted Net Loss Per Common Share, has been presented in accordance with Regulation S-K Item 601(b)(11) even though the amounts of fully diluted per share loss are not required to be presented in the statement of operations under the provisions of APB Opinion No. 15 because of anti-dilution.